AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
WORLD SURVEILLANCE GROUP INC.

       WORLD SURVEILLANCE GROUP INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

       1.   The name of the Corporation is World Surveillance Group Inc.

       2.   The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 25, 2002 under the name "GlobeTel Communications Corp."

       3.   The Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A was duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

       4.  Pursuant to Section 245 of the General Corporation Law, this Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of this Corporation.

5.   The text of the Corporation's Amended and Restated Certificate of Incorporation as so adopted is set forth as Exhibit A attached hereto and is incorporated herein by reference.

       IN WITNESS WHEREOF, World Surveillance Group Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned officer, thereunto duly authorized, this 26th day of July, 2011.

WORLD SURVEILLANCE GROUP INC.

By:
President and Chief Executive Officer

Exhibit A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
WORLD SURVEILLANCE GROUP INC.

* * * * * * * *

       FIRST.     The name of the Corporation is World Surveillance Group Inc. (hereinafter the “Corporation”).

       SECOND.    The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

       THIRD.     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as the same exists or may hereafter be amended.

       FOURTH.    The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 760,000,000, of which (i) 750,000,000 shares shall be Common Stock, par value $0.00001 per share ("Common Stock"); and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (the "Preferred Stock").

       The following is a statement of the designations, preferences, voting powers, qualifications, special or relative rights and privileges of the authorized capital stock of the Corporation.

                              I.  PREFERRED STOCK

       The Preferred Stock may be issued from time to time in one or more classes or series.  The Board of Directors of the Corporation shall have authority to the fullest extent permitted under the Delaware General Corporation Law to adopt by resolution from time to time one or more certificates of designation providing for the designation of one or more classes or series of Preferred Stock and the voting powers, whether full, limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, or restrictions thereof, and to fix, alter or reduce the number of shares comprising any such class or series, subject to any requirements of the Delaware General Corporation Law and this certificate of incorporation, as amended from time to time.

       The authority of the Board of Directors with respect to each such class or series shall include, without limiting the generality of the foregoing, the right to determine and fix the following preferences and powers, which may vary as between different classes or series of Preferred Stock:

          (a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

          (b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

          (c) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

          (d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

          (e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

          (f) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

          (g) voting rights, if any, including special voting rights with respect to the election of directors and matters adversely affecting any class or series of Preferred Stock;

          (h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

          (i) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, by the action of at least a majority of the members of the Board of Directors then in office acting in accordance with this certificate of incorporation, or any certificate of designation with respect to any Preferred Stock, may deem advisable and are not inconsistent with law, the provisions of this certificate of incorporation or the provisions of any such certificate of designation.

                               II.  COMMON STOCK

1.   Priority.  All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions of the Common Stock are expressly made subject to and subordinate to those that may be fixed with respect to the Preferred Stock.

       2.   Voting Rights.  Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock).  Except as otherwise provided by this Certificate of Incorporation or by law, the holders of Common Stock and the holders of Preferred Stock shall vote together as a single class on all matters as to which the Common Stock is entitled to vote.

       3.   Dividends.  Subject to provisions of law, this certificate of incorporation and the rights of any Preferred Stock, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefore at such times and in such amounts as the Board of Directors may determine in their sole discretion.

       4.   Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of the Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution.

FIFTH.    The Corporation is to have perpetual existence.

SIXTH.

1.   Business of Corporation.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such and things as may be exercised or done by the Corporation.

2.     By-Laws.  In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized to adopt, amend, alter or repeal the By-Laws of the Corporation without the assent or vote of the stockholders, in any manner not inconsistent with the General Corporation Law or this Amended and Restated Certificate of Incorporation.  No By-Law hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such By-Law had not been adopted, amended, altered or repealed.

SEVENTH.  Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the By-Laws of the Corporation. The books of the Corporation may be kept (subject to any provisions contained in the statutes) at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

EIGHTH.  The Corporation eliminates the personal liability of each member of its Board of Directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which such director derived an improper personal benefit.  If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended.

NINTH.      The Corporation shall, to the fullest extent legally permissible under the provisions of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify and hold harmless any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she was a director, officer, employee or agent of the Corporation, or was serving or served at any other corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent of the Corporation at the direction of the Corporation, from and against all liabilities (including expenses) imposed upon or reasonably incurred by him or her in connection with any such action, suit, or other proceeding in which he or she may be involved or with which he or she may be threatened, and shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation.  Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or resolution adopted by the stockholders entitled to vote thereon after notice.  Any amendment, repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director, officer, employee or agent of the Corporation existing at the time of such amendment, modification or repeal.

TENTH.  The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

ELEVENTH.  If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, then, to the fullest extent permitted by applicable law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.